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                                                                 EXHIBIT 10.5


                        HYDROGEN BURNER TECHNOLOGY, INC.


                             KEY EMPLOYEE AGREEMENT
                                       FOR
                                RICHARD R. WOODS

                                    RECITALS

     A. Whereas, Richard R. Woods ("Executive") and Hydrogen Burner Technology, Inc. (the "Company") have previously entered into employment agreements with terms commencing effective October 7, 1996 and January 1, 1999.

     B. Whereas, the Company is anticipating additional financing, including a potential public offering of its securities, and has hired additional executives, and consequently desires to achieve greater uniformity in its executive employment agreements.

     C. Whereas the Compensation Committee of the Board of Directors, has approved in principle the terms and conditions set forth herein for the purpose of wholly superseding any and all prior employment agreements, and Executive is agreeable to same.


                                    AGREEMENT

     Now, therefore, the Company and Executive hereby, on this 1st day of August, 2000, agree as follows:

     1.   POSITION AND RESPONSIBILITIES.

          1.1 The Company will employ Executive and Executive shall serve as Vice-President of Research and Development ("VPRD") and perform the duties customarily associated with such capacity from time to time and at such place or places as the Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment.

          1.2 Subject to Section 4 below, Executive will, to the best of his ability, devote his full time and best efforts to the performance of his duties hereunder and the business and affairs of the Company. Executive agrees to serve as a director and/or officer of the Company if elected by the Stockholders and/or the Board of Directors, as the case may be, and to perform such executive duties in his position as VPRD as may be assigned to Executive by the Chief Executive Officer of the Company (the "CEO") from time to time, in particular as set forth in Executive's Job Description and Annual Performance Plan. Executive will be assigned such facilities and support staff as are customarily associated with the position of VPRD in companies of similar nature, stage of development, and size as the Company. Executive will report to the CEO.

          1.3 Executive will duly and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business, except to the extent that such rules and regulations may be inconsistent with Executive's executive position.

     2.   TERM OF EMPLOYMENT; TERMINATION.

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          2.1  The effective date of this Agreement is August 1, 2000.

          2.2 Unless otherwise mutually agreed in writing, this Agreement and Executive's employment by the Company pursuant to this Agreement shall be terminated on the earliest of:

               (a) Executive's death, or any illness, disability or other incapacity in such a manner that Executive is physically rendered unable regularly to perform the functions of his position as described in Executive's Job Description and Annual Performance Plan for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period;

               (b) thirty (30) days after Executive, for any reason, gives written notice to the Company of his termination;

               (c) thirty (30) days after the Company, without cause, gives written notice to Executive of his termination; and

               (d)  immediately upon the occurrence of cause as defined in
Section 2.5, below.

               (e)  three (3) years from the date hereof.

          2.3 The determination regarding whether Executive is physically unable regularly to perform his duties under subsection 2.2 (a) above shall be made by the Board of Directors. Executive's inability to be physically present on the Company's premises shall not constitute a presumption that Executive is unable to perform such duties.

          2.4 Any notice required to be given pursuant to this Section 2 shall be given in accordance with the provisions of Section 9 hereof. The exercise of either party's right to terminate this Agreement pursuant to subsections (b) or
(c) above shall not abrogate the rights and remedies of the terminating party regarding the breach, if any, giving rise to such termination.

          2.5 For purposes hereof, "cause" shall mean and Executive may be terminated for cause if, in the reasonable determination of the Company's Board of Directors, Executive (i) is convicted of any felony or of any crime involving moral turpitude, (ii) knowingly participates in any fraud against the Company,
(iii) willfully and knowingly breaches or fails to perform his duties to the Company, (iv) wrongfully and knowingly discloses any trade secrets or other Confidential Information of the Company (as such term is defined below) in violation of the Company's Confidentiality Policy, (v) materially and knowingly breaches Section 4 of this Agreement or any material provision of any stock option agreement between Executive and the Company ("Option Agreement"), or (vi) knowingly fails in a material way, to adhere to the policies or procedures of the Company, including without limitation, as published in the Company's Employee Manual or written directives of the CEO that reasonably specify Executive's duties in a manner consistent with Section 1.1, including, without limitation, Executive's Job Description and Annual Performance Plan. Actions taken by Executive pursuant to his reasonable and good faith belief that they are (i) in the best interests of the Company and (ii) consistent with Executive's Job Description and Annual Performance Plan, shall not be a basis for termination by reason of "cause" for purposes of this Agreement or any Option Agreement, although the Company retains the right to terminate Executive for any reason or no reason, without cause, in accordance with Section 2.2(c).


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     3.   COMPENSATION:

          3.1 For the period beginning on the effective date of this Agreement through January 1, 2001, the Company shall pay to Executive for the services to be rendered hereunder a basic salary at an annual rate of $115,500. Effective January 1, 2001, if Executive's performance then remains satisfactory in the reasonable determination of the Company's Board of Directors, the Company shall pay Executive for the services to be rendered hereunder a basic salary at an annual rate of $160,000. The amounts paid to Executive as a basic salary are subject to increase in accordance with the policies of the Company in force from time to time, with such amounts to be determined by the Company's Board of Directors on an annual basis. The basic salary shall be payable to Executive in installments in accordance with Company policy on the same basis as the Company's other executives are paid. Executive shall also be entitled to all rights and benefits for which Executive shall be eligible under bonus, pension, group insurance, long-term disability, life insurance, 401(k) Plan, profit-sharing or other Company benefits which may be in force from time to time and provided to the Company's executive management team generally.

          3.2 Beginning with respect to the year 2000, Executive will be eligible to receive, at the discretion of the Company's Board of Directors, a performance bonus of up to one hundred sixty percent (160%) of Executive's base salary for the same year, paid annually after the end of the fiscal year of the Company, as is consistent with the Company's executive cash bonus plan in place for senior executives or officers.

          3.3 Executive acknowledges receipt of fully executed Option Agreements providing, respectively, for the grant of options to purchase (a) 197,500 shares of common stock of the Company at a price of $1.00 per share on a fully vested basis, (b) 70,000 shares of common stock of the Company at a price of $5.00 per share subject to vesting over three years, (c) 50,000 shares of common stock of the Company at a price of $5.00 per share (intended to the maximum extent permitted by law to qualify as incentive stock options if Executive meets the applicable holding requirements) subject to vesting over three years, and, (d) as of the effective date of this Agreement, 70,000 shares of common stock of the Company at a price of $5.00 per share on a fully vested basis, and agrees that such grants, on the terms and conditions set forth in such Option Agreements, satisfy all obligations of the Company to grant options to purchase securities of the Company, or any of its subsidiaries, to Executive with respect to Executive's employment with the Company or its subsidiaries for the period through and including the effective date of this Agreement. Subsequent option grants during the term of this Agreement or any extension thereof shall be on such terms and conditions as may be determined by the Compensation Committee in its complete discretion subject to the applicable requirements of the Company's 2000 Stock Incentive Plan, or any similar successor plan.

          3.4 Executive shall be entitled to vacation and illness days during the term of this Agreement consistent with the Company's standard practice for its executive management generally.

          3.5 If the Company terminates Executive's employment without cause pursuant to Section 2.2 (c) hereof, and Executive complies with Section 6 hereof, the Company shall continue to pay Executive the current salary immediately before such termination as provided in Section 3.1 above for a period of twelve (12) months following any such termination. Notwithstanding the preceding sentence, however, in the event Executive violates Section 4.1 or 4.2 within such twelve-month period, the Company's obligations under this Section
3.5 shall cease as of the first day of the first month in which such violation occurs (the "Cessation Date"), and any payments made to Executive under


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this Section 3.5 with respect to the period commencing on the Cessation Date shall be refundable to the Company as of the date paid.

     4.   CONFIDENTIALITY AND NON-COMPETITION.

          4.1 Confidentiality. During the period of Executive's employment under Section 1.1 and at all times thereafter, Executive shall treat and safeguard as confidential and secret all Confidential Information, as defined in
Section 4.7, below, received by him at any time. Without the prior written consent of the Company, except as required by law, Executive shall not disclose or reveal any Confidential Information to any third party whatsoever or use the same in any manner except in connection with the businesses of the Company and its subsidiaries. In the event that Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose (i) any Confidential Information or (ii) any information relating to the Option Agreement or his judgment or recommendations concerning the Company or its subsidiaries as developed from the Confidential Information, Executive shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions contained herein. If, failing the entry of a protective order or the receipt of a waiver hereunder, Executive is, in the reasonable opinion of his counsel, compelled to disclose Confidential Information, Executive shall disclose only that portion of the Confidential Information which his counsel advises that he is compelled to disclose and will exercise his best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

          4.2 Non-Competition. During the period of Executive's employment under Section 1.1 and for a one-year period thereafter (the "Non-Compete Period"), Executive shall not, without prior written consent of the Company, do, directly or indirectly, any of the following:

          (a) own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business which competes with the business of the Company or any of its subsidiaries (as such business is conducted during the term of his employment with the Company or its subsidiaries) in the geographical regions in which such business is conducted; provided, however, that the ownership of a maximum of one percent of the outstanding stock of any publicly traded corporation shall not violate this covenant; or

          (b) employ, solicit for employment or assist in employing or soliciting for employment any present, former or future employee, officer or agent of the Company or any of its subsidiaries.

          4.3 In the event any court of competent jurisdiction should determine that the covenant of non-competition contained in Section 4.2 is not enforceable then the Company and Executive hereby agree to petition such court to modify the foregoing covenant to the extent, but only to the extent, necessary to create a covenant which is enforceable in the opinion of such court, with the intention of the parties that the Company shall be afforded the maximum enforceable covenant of non-competition which may be available under the circumstances and applicable law.

          4.4 Executive hereby acknowledges that remedies at law for any breach by him of this Section 4 may be inadequate and that the damages resulting from any such

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breach are not readily susceptible to being measured in monetary terms.
Accordingly, Executive acknowledges that should he violate any provisions of this Section 4, the Company will be entitled to immediate injunctive relief and may obtain an order restraining any threatened or future breach by him. Executive further agrees, subject to the proviso at the end of this sentence, that if he violates any provision of this Section 4, he shall, in addition to the effect of the last sentence of Section 3.5, immediately forfeit any then unpaid rights and benefits under this Agreement not protected under ERISA or other applicable law, provided that he shall not forfeit any vested but unexercised options. Nothing in this Section 4.4 will be deemed to limit, in any way, the other remedies at law or in equity of the Company, for the breach by Executive of any of the provisions of this Section 4.

          4.5 Executive hereby agrees to provide written notice of the provisions of this Section 4 to any future employer that proposes to employ him, and the Company expressly reserves the right to provide such notice to such employer(s).

          4.6 If any provision or part of any provision of this Section 4 is held for any reason to be unenforceable, (i) the remainder of this Section 4 shall nevertheless remain in full force and effect and (ii) such provision or part shall be deemed to be amended in such manner as to render such provision enforceable.

          4.7 For purposes of this Agreement, "Confidential Information" means any information not generally known to the public, including, without limiting the generality of the foregoing, any customer lists, supplier lists, trade secrets, invention, formulas, methods or processes, whether or not patented or patentable, channels of distribution, business plans, pricing policies and records, financial information of any sort and inventory records of the Company or any affiliate (and such other information normally understood to be confidential or otherwise designated as such in writing by the Company or its subsidiaries). It is not necessary, however, that any information be formally designated as "confidential" if it falls within any of the foregoing categories and is not generally known to the public. However, following the delivery to Executive of the Company's Confidentiality Policy, information shall not be deemed Confidential Information if it does not fall into a category specified in such Confidentiality Policy or if it is revealed by Executive in a manner which does not violate the rules for control of Confidential Information established by such Confidentiality Policy.

          4.8 Executive shall, for a period of two (2) years after his termination of employment, notify the Company of any change of address and each subsequent employment (stating the name and address of the employer and the nature of Executive's position) or business activity in which he engages during such two (2) years.

     5.   FORMER EMPLOYMENT.

          5.1 Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment which, in his best judgment, would be utilized in connection with his employment by the Company, except in accordance with agreements between his former employer and the Company.

          5.2 If, in spite of the second sentence of Section 5.1, Executive should find that confidential information belonging to any former employer might be usable in connection with the Company's business, Executive will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any


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of his former employers (except in accordance with agreements between the
Company and any such former employer); but during Executive's employment by the Company he will use in the performance of his duties information which is generally known and used by persons with training and experience comparable to his own and information which is common knowledge in the industry or otherwise legally in the public domain.

     6.   RELEASE AND POST-EMPLOYMENT CONSULTATION.

          6.1 The payment under Section 3.5 shall be made only upon the condition that Executive shall have executed a release of any and all employment related claims arising out of this Agreement in substantially the form set forth as Exhibit B hereto.

          6.2 In the event Executive is entitled to payments under Section 3.5, then during any month in which he is entitled to such payments and in which he is not employed in a full-time position, he shall, upon thirty days written notice (which may be waived by the parties) perform consulting tasks on behalf of the Company for up to sixteen (16) hours per month. However, in the event Executive does not reside in Los Angeles or Orange County, California or does so reside, but is traveling, such consulting may occur by telephone with the Company bearing the cost of the calls.

     7. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Executive or the Company.

     8. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     9. NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following deposit in the United States Post Office with postage and fees prepaid, addressed to the other party hereto at the address hereinafter shown below such party's signature or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.

     10. RETURN OF COMPANY DOCUMENTS. Executive shall, at the time of leaving the employ of the Company, deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by him pursuant to his employment with the Company or otherwise belonging to the company, its successors or assigns.

     11. ARBITRATION. Except as provided in Section 4.4 above, Executive and the Company hereby agree that any dispute or controversy arising out or relating to any interpretation, construction, performance or breach of this Agreement or the Option Agreement, shall be settled by arbitration to be held in the City of Long Beach and County of Los Angeles, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy, in addition to other remedies permitted by law in the case of the claim involved. The decision of the arbitrator shall be final, conclusive and binding upon the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company shall advance the costs and expenses of such


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arbitration, and each party shall separately pay any of his or its counsel fees and expenses, provided that the arbitrator shall have the power to award either side reasonable attorney fees and costs or arbitration costs and expenses based upon the law pertaining to the claim were it litigated in a court of law and the merits of the case.

     12. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such state.

     13. WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     14. COMPLETE AGREEMENT; AMENDMENTS. The foregoing, together with each Option Agreement and Exhibit B, is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements between the parties pertaining to the employment of Executive, and the parties agree that as of the effective date of this Agreement there are no obligations of either party arising out of any prior agreements or the employment of the Executive, except as set forth in this Agreement.

     15. HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.


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     16.  ATTORNEY FEES. If either party hereto brings any action to enforce its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

                                        HYDROGEN BURNER TECHNOLOGY, INC.,
                                         a California corporation


                                        By:    /s/ DAVID M. MOARD
                                               ----------------------------
                                        Name:  David M. Moard
                                        Its:   Chief Executive Officer

                                        Date:  October 31, 2000
                                               ----------------------------

Accepted and agreed this
___th day of August, 2000.


-----------------------------
Richard R. Woods

Date:  ----------------------

Address:

-----------------------------

-----------------------------


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                               EXHIBIT B: RELEASE


     I, RICHARD R. WOODS, in consideration of and as a precondition to the agreement by Hydrogen Burner Technology, Inc., a California corporation (hereinafter, "Company") to continue to pay my current monthly salary (subject to all applicable state and federal withholdings amounts) for a period of twelve months beginning with the first month following my last day of employment with the Company, for and on behalf of myself, my agents, heirs, executors, administrators, and assigns, do hereby release and forever discharge Company and all of its successors and assigns, and all of its and their respective agents, directors, officers, partners, employees, representatives, insurers, attorneys, and joint venturers, and each of them (hereinafter, "Released Parties"), from any and all claims which are based upon acts or events that occurred on or before the date on which this Agreement becomes enforceable, including any claim arising under any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e ("Title VII"), the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq. ("ADA"), the Age Discrimination in Employment Act, 29 U.S.C. Section 623 ("ADEA"), the Worker Adjustment and Retraining Notification Act, 29 U.S.C.
Section 2101, et seq. ("WARN"), and the California Fair Employment and Housing Act, Cal. Gov't Code Section 12940, et seq. The phrase "any and all claims" shall be interpreted liberally to preclude any further disputes, litigation, or controversies between myself and any of the Released Parties based upon events that occurred on or before the effective date of this Agreement.

     I am familiar with Section 1542 of the California Civil Code, which reads as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

I am releasing unknown claims and waive all rights I have or may have under Civil Code Section 1542 or under any other statute or common law principle of similar effect. However, I am not waiving any rights or claims that may arise out of acts or events that occur after the date on which I sign this Release.

     I have been given 21 days to consider whether or not to sign this Release and have been advised in writing to consult with an attorney prior to signing it. I understand that I may revoke this agreement at any time on or before the date which is seven (7) calendar days after the date of my signature on this Release and that, unless previously revoked, the Release will be effective and enforceable upon the expiration of the seven-day revocation period.


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     I have read this Release and understand all of its terms. I execute it voluntarily and with full knowledge of its significance.


  Signed at _______________, ____________, this ___ day of ____________, 200_.





                                       -------------------------------
                                       Richard R. Woods


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